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                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Investor Contact:   Kevin F. McLaughlin, Senior Vice President and Chief
                    Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED,
                    781-795-4274 or kevin.mclaughlin@praecis.com.


                      PRAECIS PHARMACEUTICALS INCORPORATED
                     UPDATES STATUS OF PLENAXIS(TM) PROGRAM
                  REPORTS SECOND QUARTER 2002 FINANCIAL RESULTS

WALTHAM, MA --JULY 26, 2002 -- PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ:
PRCS) today updated the status of its Plenaxis(TM) prostate cancer program and announced consolidated financial results for the three and six months ended June 30, 2002.

The Company stated that, based upon discussions with the United States Food and Drug Administration (FDA) at a recent meeting, it would seek approval for Plenaxis(TM) for use in a defined sub-population of advanced prostate cancer patients for whom the use of existing hormonal therapies may not be appropriate. The specific sub-population of patients will be determined through additional discussions with the FDA. The Company said it anticipated resubmitting to the FDA during the first quarter of 2003 its New Drug Application (NDA) seeking approval for this indication, and noted that the application will maintain its priority review status which was granted by the FDA when the NDA was initially submitted. Based on its recent meeting with the FDA, the Company is considering its options regarding a subsequent submission to the FDA to support approval for the use of Plenaxis(TM) in a broader advanced prostate cancer patient population.

The Company also announced that, based upon meetings with European experts, it intends to pursue regulatory approval to commercialize Plenaxis(TM) in Europe for treatment of hormonally

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responsive advanced prostate cancer patients, and expected that its European regulatory filings would consist of existing data from studies already conducted in the United States and Europe.

Malcolm L. Gefter, Ph.D., PRAECIS' Chairman and Chief Executive Officer, stated, "Now that we have established a profile of the first prostate cancer indication for Plenaxis(TM), we will seek to finalize a commercialization strategy. Our recently appointed President and Chief Operating Officer, Bill Heiden, who has extensive experience in the commercialization of pharmaceuticals, is leading this process. We are currently evaluating various alternatives, including commercializing the product ourselves in the United States."

Further commenting on the prostate cancer program, Dr. Gefter stated, "We have completed patient accrual in our previously disclosed clinical study in which patients are being treated with Plenaxis(TM) for three months and then switched to a commercially available hormonal therapy for an additional two months of treatment. We intend to include safety data from this study in our NDA resubmission."

With regard to its endometriosis program, the Company stated that in June it had begun patient accrual in a pharmacokinetic study of Plenaxis(TM) for the treatment of endometriosis. The Company said it anticipated completing this study by year-end and thereafter submitting the results to the FDA and proceeding to evaluate the design of potential additional trials.

As to its Apan clinical program, the Company stated that the clinical development of Apan, its drug candidate for the treatment of Alzheimer's disease, was on schedule, and that it was continuing its Phase I dose escalation study of Apan to evaluate the safety and pharmacokinetics of the compound in normal subjects. The Company said that, after the results of this study are reviewed with the FDA, it anticipated beginning an additional Phase I study during the first half of 2003 to evaluate a single dose of Apan in individuals suffering from Alzheimer's disease.

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Commenting on the Company's other programs, Dr. Gefter stated that, "Our preclinical research programs are progressing and we are continuing our studies of PPI-2458 to evaluate the potential utility of this compound for the treatment of rheumatoid arthritis and certain types of cancer. Following the completion of these preclinical studies, assuming positive results, we expect to file an Investigational New Drug application for PPI-2458 during 2003."

SECOND QUARTER AND YEAR-TO-DATE FINANCIAL RESULTS

The Company's net loss for the three months ended June 30, 2002 was approximately $14,215,000, or $0.27 per diluted share, compared to a net loss of approximately $12,997,000, or $0.26 per diluted share, for the three months ended June 30, 2001. For the six months ended June 30, 2002, net loss was $26,901,000, or $0.52 per diluted share, compared to a net loss of $24,844,000, or $0.51 per diluted share, for the six months ended June 30, 2001.

The increased loss for the three months ended June 30, 2002, compared to the three months ended June 30, 2001, was due primarily to the decrease in reimbursement revenue from the Company's former collaborators and decreased net interest income. Partially offsetting this revenue decline, operating expenses were lower for the second quarter of 2002 compared to the second quarter of 2001 due principally to a reduction in spending in connection with the pre-launch preparations for Plenaxis(TM), the Company's drug candidate for the treatment of hormonally responsive advanced prostate cancer. The reduction in spending was due to a delay in the potential approval of Plenaxis(TM) because of issues raised by the FDA.

At June 30, 2002, the Company had cash and cash equivalents and marketable securities of approximately $238,032,000, compared to approximately $266,216,000 at December 31, 2001.

There will be a conference call to discuss PRAECIS' second quarter financial results today beginning at 9:00 a.m. (EDT). This call will be broadcast live over the Internet at http://www.praecis.com under "Investor Relations." A telephonic replay of this call will be

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available beginning at 12:00 Noon (EDT), until midnight Friday, August 2nd by calling 888-203-1112 (domestic toll-free) or 719-457-0820, and entering the passcode 477220.

The Company is planning to report third quarter 2002 results on October 25, 2002. For information regarding live webcasts and investment community conference calls related to third quarter 2002 results, please refer to http://www.praecis.com approximately one week prior to the financial reporting release date.

PRAECIS PHARMACEUTICALS INCORPORATED is a biotechnology company focused on the discovery and development of pharmaceutical products using its proprietary LEAP(TM) (Ligand Evolution to Active Pharmaceuticals) technology. LEAP combines the power of biological selection with the advantages of medicinal chemistry in a unique molecular evolution process. PRAECIS employed LEAP in the development of Plenaxis(TM), its candidate for the treatment of hormonally responsive advanced prostate cancer and endometriosis. PRAECIS also has a clinical program in Alzheimer's disease, and has five programs in the research or preclinical development stage.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS, INCLUDING, BUT NOT LIMITED TO, STATEMENTS REGARDING ADDITIONAL CLINICAL STUDIES OF, THE CONTINUED REGULATORY REVIEW BY THE UNITED STATES FOOD AND DRUG ADMINISTRATION (FDA) OF A NEW DRUG APPLICATION FOR, AND THE POTENTIAL COMMERCIALIZATION PLANS FOR, PLENAXIS(TM) FOR THE TREATMENT OF HORMONALLY RESPONSIVE ADVANCED PROSTATE CANCER, THE CONTINUATION OF THE COMPANY'S CLINICAL PROGRAMS IN ENDOMETRIOSIS AND ALZHEIMER'S DISEASE, AND THE SUBMISSION TO THE FDA OF AN INVESTIGATIONAL NEW DRUG APPLICATION FOR PPI-2458. THESE STATEMENTS ARE BASED ON THE COMPANY'S CURRENT BELIEFS AND EXPECTATIONS AS TO FUTURE OUTCOMES. SUCH STATEMENTS ARE SUBJECT TO CERTAIN FACTORS AND UNCERTAINTIES. THESE INCLUDE, BUT ARE NOT LIMITED TO, THE TIMING AND CONTENT OF DECISIONS MADE BY THE FDA, UNEXPECTED RESULTS IN ONGOING AND FUTURE CLINICAL OR PRECLINICAL TRIALS AND RELATED ANALYSES, THE NEED FOR ADDITIONAL RESEARCH AND TESTING, INCLUDING AS A RESULT OF UNANTICIPATED DETERMINATIONS BY THE FDA, UNEXPECTED EXPENDITURES AND ACCESS TO CAPITAL AND FUNDING, AS WELL AS THE RISKS SET FORTH FROM TIME TO TIME IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING BUT NOT LIMITED TO THE RISKS DISCUSSED IN THE COMPANY'S QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2002.

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                      PRAECIS PHARMACEUTICALS INCORPORATED
                 Condensed Consolidated Statements of Operations
                      (in thousands, except per share data)
                                   (unaudited)


                                          Three Months Ended        Six Months Ended
                                                June 30,                June 30,
                                        ---------------------     ----------------------
                                           2001        2002          2001         2002
                                        ---------    --------     ----------------------
Corporate collaboration revenue         $  3,167     $  1,029      $  5,749     $  1,029

Costs and expenses:
    Research and development              14,504       13,518        26,714       24,854

    Sales and marketing                    3,280          274         6,379          714
    General and administrative             1,383        2,743         2,977        4,857
                                        ---------     --------     ---------    ---------
        Total costs and expenses
                                          19,167       16,535        36,070       30,425
                                        ---------     --------     ---------    ---------

Operating loss                           (16,000)     (15,506)      (30,321)     (29,396)


Interest income, net                       3,003        1,291         5,477        2,495
                                        ---------     --------     ---------    ---------

Net loss                                $(12,997)    $(14,215)     $(24,844)    $(26,901)
                                        =========    =========     =========    =========


Basic and diluted net loss per share    $  (0.26)    $  (0.27)     $  (0.51)    $  (0.52)

Weighted average number of basic
   and diluted shares outstanding         50,850       51,727        48,463       51,572



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                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                DECEMBER 31, 2001      JUNE 30, 2002
                                               ------------------     ----------------
                                                                        (unaudited)
Cash and cash equivalents                           $144,685              $129,775
Marketable securities                                121,531               108,257
Other current assets                                   1,241                 1,555
Net fixed assets and other assets
                                                      74,668                74,555
                                               ------------------     ----------------
  Total assets                                      $342,125              $314,142
                                               ==================     ================

Current liabilities                                  $38,429               $36,886
Long term liabilities                                 33,000                33,000
Total stockholders' equity                           270,696               244,256
                                               ------------------     ---------------
  Total liabilities and stockholders' equity        $342,125              $314,142
                                               ==================     ================


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